Exhibit 10.19

REVOLVING CREDIT NOTE

$15,000,000.00	July 14, 2005

FOR VALUE RECEIVED, the undersigned, MULTI-FINELINE ELECTRONIX, INC., a California corporation (the “Borrower”), unconditionally promises to pay to the order of NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH (the “Lender”), on the Maturity Date, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender pursuant to that certain Uncommitted Revolving Credit Facility Agreement, dated as of July 14, 2005 (together with all amendments, supplements, restatements and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among the Borrower and the Lender.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without set-off or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender.

This Note is the Note referred to in, and evidences indebtedness incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be or shall automatically become immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to, the loans evidenced hereby. Such notations shall be rebuttable presumptive evidence of the information so set forth therein; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any obligations of the Borrower.

The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor under this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

MULTI-FINELINE ELECTRONIX, INC.

By:	/s/ Philip A. Harding
Name:	Philip A. Harding
Title:	Chairman and CEO

By:	/s/ Craig Riedel
Name:	Craig Riedel
Title:	Chief Financial Officer

REVOLVING LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Revolving Loan Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By
	Base Rate	LIBOR Rate		Base Rate	LIBOR Rate	Base Rate	LIBOR Rate